Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Daniel Gagnier/

Nathaniel Garnick

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP REPORTS THIRD QUARTER 2014 RESULTS

NEW YORK, NY – November 7, 2014 – Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company”) today reported financial results for the quarter ended September 30, 2014.

Highlights

•	Adjusted EBITDA was $11.0 million in the third quarter of 2014. Excluding a termination fee in 2013 and a litigation settlement related to The Light Group (“TLG”) in 2014, Adjusted EBITDA increased 15.2% over the same period in 2013 primarily driven by a 16.1% increase in EBITDA at Owned Hotels.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 3.7% on a year-over-year basis during the third quarter of 2014.

•	Operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 425 basis points during the third quarter of 2014 as compared to the same period in 2013, primarily as a result of cost saving initiatives implemented in 2014.

•	In early September 2014, the Company’s second Delano-branded hotel, opened at Mandalay Bay in Las Vegas. Delano Las Vegas, a 1,117 all-suite luxury hotel, is the Company’s first licensed hotel and is operated by affiliates of MGM Resorts International (“MGM”).

•	On September 30, 2014, the Company expanded the Mondrian brand internationally with the opening of Mondrian London, a 359-room luxury hotel located on London’s South Bank.

•	The Company added 10 guestrooms at Hudson during the third quarter of 2014 and has an additional two guestrooms under conversion which are expected to open in the fourth quarter of 2014. The Company currently has 60 single room occupancy units (“SROs”) remaining at Hudson, together with other space in the hotel, which it intends to convert into guest rooms in the future.

Jason T. Kalisman, Interim Chief Executive Officer, stated, “We continued to make significant progress during the third quarter to extend our brands by opening two new spectacular hotels, the Delano Las Vegas and the Mondrian London. We believe our mix of unique and valuable properties and expanded geographic footprint, combined with our ongoing commitment to operational excellence, provides us with greater stability and a stronger platform from which we can grow. As a result, we are well positioned to capitalize on future opportunities and look forward to building on the momentum of the first three quarters as we complete what has been a transformative year for the Company.”

Third Quarter 2014 Operating Results

Adjusted EBITDA for the third quarter of 2014 was $11.0 million, a 6.4% decrease over the same period in 2013. Excluding a termination fee related to Ames in Boston of $0.9 million received in 2013 and a $1.5 million litigation settlement related to TLG paid in 2014, Adjusted EBITDA increased 15.2% in the third quarter of 2014 over the same period in 2013. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to include the operating results of Clift, an owned hotel, as discussed further below in “Non-GAAP Financial Measures.” Excluding Clift and the previously mentioned one-time items, Adjusted EBITDA increased 17.9% in the third quarter of 2014 as compared to the same period in 2013.

The Company’s Owned Hotels experienced increases in EBITDA during the third quarter of 2014 as compared to the same period in 2013 due to a 35.6% increase at Delano South Beach, a 15.9% increase at Hudson, and a 7.3% increase at Clift. The increases were primarily due to operating efficiencies.

RevPAR at System-Wide Comparable Hotels, all of which are located in the United States, increased by 3.7% in the third quarter of 2014 from the comparable period in 2013, driven by a 1.8% increase in occupancy and 1.9% increase in average daily rate (“ADR”).

RevPAR from System-Wide Comparable Hotels in New York increased 1.5% in the third quarter of 2014 over the same period in 2013, due to an increase in occupancy of 1.6% to 92.7%. RevPAR at Hudson increased by 1.3% during the third quarter of 2014 as compared to the same period in 2013. Occupancy at Hudson increased by 1.8% to 94.9% year-over-year reflecting strong demand. ADR at Hudson declined 0.5% primarily as a result of an increase in competitive room supply, as a nearby competitor was undergoing a renovation in 2013 that was completed in 2014. Food and beverage revenues at Hudson were up 7.8%, reflecting the continued success of Hudson Common. Mondrian SoHo’s RevPAR increased by 4.6% during the third quarter of 2014 as compared to the same period in 2013, primarily due to increased market share.

RevPAR from System-Wide Comparable Hotels in Miami was flat in the third quarter of 2014 as compared to the same period in 2013. Delano South Beach experienced a RevPAR decrease of 6.0% during the third quarter of 2014 as compared to the same period in 2013 primarily due to the World Cup’s impact on European and Latin American travel in July and lower group business in August. The softness in July and August was partially offset by a strong RevPAR increase in September.

The Company’s System-Wide Comparable Hotels on the West Coast generated 11.2% RevPAR growth in the third quarter of 2014 as compared to the same period in 2013, with a 16.8% RevPAR increase at Mondrian Los Angeles and a 7.6% RevPAR increase at Clift.

The Company’s managed hotels in London, Sanderson and St Martins Lane, are non-comparable due to a major room and common area renovation that began in the first quarter of 2014 resulting in a decrease in RevPAR of approximately 8.8% in average dollars due to rooms being out of service during the third quarter of 2014. The majority of the guestroom renovations at Sanderson are complete and renovation on the remaining guestrooms at St Martins Lane will resume in the first quarter of 2015.

Management fees decreased $1.7 million, or 24.4%, during the third quarter of 2014 as compared to the same period in 2013. Food and beverage management fees decreased primarily due to revisions in the management fee structure with MGM effective January 1, 2014 to a more incentive based model. Additionally, the Company received a termination fee related to Ames in Boston during the third quarter of 2013.

Hotel operating expenses decreased by 7.3% due primarily to property-level cost-saving initiatives implemented in May 2014. As a result, operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 425 basis points during the third quarter of 2014 as compared to the same period in 2013.

Corporate expenses, excluding stock compensation expense, increased by $1.3 million, or 23.3%, during the third quarter of 2014 as compared to the same period in 2013. This increase was largely due to a $1.5 million litigation settlement related to TLG and higher public company legal expenses, which was partially offset by cost savings from the corporate workforce reduction in March 2014.

Interest expense increased by $1.4 million, or 12.1%, during the third quarter of 2014 as compared to the same period in 2013, primarily due to the new financing secured by Hudson and Delano South Beach in February 2014, which resulted in a larger debt balance outstanding during the third quarter of 2014 as compared to the third quarter of 2013.

The Company recorded a net loss of $10.1 million for the third quarter of 2014 compared to a net loss of $10.3 million for the third quarter of 2013 as operational efficiencies in 2014 offset the impact of one-time items in 2013 and 2014.

Balance Sheet and Liquidity

The Company’s total consolidated debt at September 30, 2014, including the Company’s capital lease at Clift, was $673.6 million.

At September 30, 2014, the Company had approximately $96.3 million in cash and cash equivalents.

During the third quarter of 2014, the Company repurchased $35.4 million of outstanding Convertible Notes at a discount of approximately $0.1 million plus accrued interest. In October 2014, the Company’s remaining outstanding Convertible Notes of approximately $49.1 million matured and were repaid with cash on hand. Also in October 2014, the Company funded its Mondrian London key money obligation of £9.4 million, or approximately $15.2 million.

As of September 30, 2014, the Company had approximately $373.0 million of remaining Federal tax net operating loss carryforwards to offset future income, including gains on future asset sales.

Development

The Company opened two high-profile hotels in the third quarter of 2014. Delano Las Vegas, a 1,117-room hotel at Mandalay Bay, opened in early September and is operated under a license agreement with MGM. This all-suite hotel features a unique sand-meets-water design and blends signature elements of Delano South Beach with the distinct energy only found on the Las Vegas Strip. Mondrian London, a 359-room hotel operated under a long-term management agreement, opened on September 30, 2014. Mondrian London fuses inventive food, beverage and entertainment offerings with groundbreaking design to produce a vibrant hub on London’s South Bank. This is the first Mondrian-branded hotel outside the United States, representing the evolution and expansion of the Mondrian brand. The hotel offers guests and locals an urban boutique hotel experience that is youthful, energetic, and aspirational, while remaining distinctly authentic to its South Bank London location.

Additionally, the Company has a franchise agreement for 10 Karakoy, a 71-room Morgans Original in Istanbul, Turkey which is expected to open in November 2014 and a management agreement for a Mondrian in Doha, Qatar which is expected to open in the second quarter of 2015.

Late in the third quarter of 2014, the Company signed a letter of intent (“LOI”) for a new hotel in the United States. The Company also has two other LOIs for hotels in the Middle East, which we believe could be converted into management agreements in the near-term.

In September 2014, the Company and hotel owner mutually agreed to terminate the Delano Moscow management agreement. As a result, the Company was relieved of its $10.0 million key money obligation, of which $3.0 million had already been funded and was refunded back to the Company in September 2014. The Company was also relieved of its $8.0 million potential cash flow guarantee.

During the third quarter of 2014, the Company converted eight additional SROs, together with other space, into 10 new guest rooms and anticipates the completion of two additional rooms in the fourth quarter of 2014. The total cost of these 12 new guestrooms was approximately $2.3 million. The Company currently has 60 SROs remaining at Hudson, together with other space in the hotel, which it intends to convert into guest rooms in the future.

Investor Conference Call

As previously announced, the Company will host a conference call to review the quarter’s results on Friday, November 7, 2014 at 9:00 AM Eastern time. The call will be webcast live over the Internet and will be accessible at www.morganshotelgroup.com under the Investors section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call will also be accessible live over the phone by dialing (877) 741-4244 (within U.S.) or (719) 325-4753 (outside U.S.) and providing the following passcode: 6123776. A playback of the conference call will be available beginning at 12:00 p.m. ET, Friday, November 7, 2014, through November 14, 2014. To access the playback, please dial (888) 203-1112 (within U.S.) or (719) 457-0820 (outside U.S.) and enter passcode 6123776.

Additional Definitions

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below, as adjusted for certain items as described below in “Non-GAAP Financial Measures.” During the third quarter of 2014, the Company changed its definition of Adjusted EBITDA to include the operating results of Clift, an owned hotel. Management believes the inclusion of Clift, which is subject to a 99-year lease and accounted for as a financing, is a more accurate depiction of the Company’s operating results and is consistent with the Company’s presentation of Clift in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Prior periods have been restated to include Clift’s operating results in Adjusted EBITDA.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization.

“Owned Hotels” means Hudson in New York, Delano South Beach in Miami Beach, and Clift in San Francisco, which the Company leases under a long-term lease.

“System-Wide Comparable Hotels” means all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and hotels no longer managed by the Company. System-Wide Comparable Hotels for the three and nine months ended September 30, 2014 and 2013 exclude Sanderson and St Martins Lane in London, which were both under major renovations during 2014, Mondrian London, which opened on September 30, 2014, Delano Las Vegas, a licensed hotel, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which the Company no longer manages effective November 12, 2013, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, New York, South Beach and London, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group also licenses a Delano in Las Vegas. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements, including a Mondrian property in Doha, Qatar and a Morgans Original in Istanbul, Turkey. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Forward-looking statements in this press release include, without limitation, statements regarding the Company’s expectation related to its development efforts, including the opening of new hotels in the future, the conversion of letters of intent into management agreements, and renovations at Hudson.

Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s levels of debt, its ability to refinance its current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, general volatility of the capital markets and the Company’s ability to access the capital markets and the ability of our joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict its operations; the Company’s history of losses; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests;

the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to maintain its properties at the quality of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which the Company may not have full control; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality industry that are beyond the Company’s; our ability to comply with complex U.S. and international regulations, including regulations related to the environment, labor, food and beverage operations and data privacy; ownership of a substantial block of our common stock by a small number of investors and the ability of such investors to influence key decisions; the impact of any dividend payments or accruals on our preferred securities on our cash flow and the value of our common stock; the impact of any strategic alternatives considered by the special transaction committee of our Board of Directors and/or pursued by the Company; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2014, and other documents filed by the Company with the SEC from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Revenues :
Rooms	$30,648	$29,950	$90,760	$87,303
Food & beverage	18,252	20,214	61,177	59,713
Other hotel	1,347	1,142	4,132	3,384

Total hotel revenues	50,247	51,306	156,069	150,400
Management fee-related parties and other income	5,259	6,956	16,509	21,220

Total revenues	55,506	58,262	172,578	171,620
Operating Costs and Expenses :
Rooms	9,357	9,253	27,896	27,298
Food & beverage	14,266	15,827	44,834	44,335
Other departmental	800	806	2,369	2,422
Hotel selling, general and administrative	9,702	11,046	31,404	32,688
Property taxes, insurance and other	3,908	4,080	12,154	12,641

Total hotel operating expenses	38,033	41,012	118,657	119,384
Corporate expenses :
Stock based compensation	348	1,255	3,096	3,552
Other	6,778	5,499	17,931	18,917
Depreciation and amortization	6,811	7,114	21,894	20,535
Restructuring and disposal costs	1,145	1,799	12,369	7,951
Development costs	564	971	3,928	2,368
Impairment loss on receivables and other assets from managed hotel and unconsolidated joint venture	—	167	—	5,942

Total operating costs and expenses	53,679	57,817	177,875	178,649
Operating income (loss)	1,827	445	(5,297)	(7,029)
Interest expense, net	12,984	11,585	41,917	34,434
Equity in (income) loss of unconsolidated joint ventures	(3)	278	(7)	773
Gain on asset sales	(2,005)	(2,005)	(6,015)	(6,015)
Other non-operating expenses	824	810	1,950	1,289

Loss before income tax expense	(9,973)	(10,223)	(43,142)	(37,510)
Income tax expense	122	105	351	541

Net loss	(10,095)	(10,328)	(43,493)	(38,051)
Net (income) loss attributable to noncontrolling interest	(48)	—	(504)	298

Net loss attributable to Morgans Hotel Group	$(10,143)	$(10,328)	$(43,997)	$(37,753)
Preferred stock dividends and accretion	(3,594)	(4,037)	(11,948)	(9,976)
Net loss attributable to common stockholders	$(13,737)	$(14,365)	$(55,945)	$(47,729)
Loss per share:
Basic and diluted attributable to common stockholders	$(0.40)	$(0.44)	$(1.64)	$(1.46)
Weighted average common shares outstanding - basic and diluted	34,267	32,693	34,047	32,590

Selected Hotel Operating	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
Statistics	Three Months			Three Months			Nine Months			Nine Months
	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change	2014	2013	Change
BY REGION
Northeast Comparable Hotels (1)
Occupancy	92.7%	91.2%	1.6%				89.2%	87.6%	1.8%
ADR	$264.94	$265.23	-0.1%				$256.36	$257.31	-0.4%
RevPAR	$245.60	$241.89	1.5%				$228.67	$225.40	1.5%
West Coast Comparable Hotels (2)
Occupancy	94.3%	90.5%	4.2%				89.8%	86.4%	3.9%
ADR	$287.45	$269.25	6.8%				$276.69	$259.63	6.6%
RevPAR	$271.07	$243.67	11.2%				$248.47	$224.32	10.8%
Miami Comparable Hotels (3)
Occupancy	60.1%	60.8%	-1.2%				72.8%	71.5%	1.8%
ADR	$258.03	$254.92	1.2%				$346.92	$337.88	2.7%
RevPAR	$155.08	$154.99	0.1%				$252.56	$241.58	4.5%
United States Comparable Hotels (4)
Occupancy	84.6%	83.1%	1.8%				85.1%	83.1%	2.4%
ADR	$269.25	$264.22	1.9%				$281.20	$276.01	1.9%
RevPAR	$227.79	$219.57	3.7%				$239.30	$229.36	4.3%
International Comparable Hotels (5)
Occupancy
ADR
RevPAR
System-wide Comparable Hotels (6)
Occupancy	84.6%	83.1%	1.8%	84.6%	83.1%	1.8%	85.1%	83.1%	2.4%	85.1%	83.1%	2.4%
ADR	$269.25	$264.22	1.9%	$269.25	$264.22	1.9%	$281.20	$276.01	1.9%	$281.20	$276.01	1.9%
RevPAR	$227.79	$219.57	3.7%	$227.79	$219.57	3.7%	$239.30	$229.36	4.3%	$239.30	$229.36	4.3%

(1)	Northeast Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Hudson, Morgans, Royalton and Mondrian SoHo in New York. Ames in Boston is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013.
(2)	West Coast Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Mondrian Los Angeles and Clift in San Francisco. Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM Resorts International (“MGM”).
(3)	Miami Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Delano South Beach, Mondrian South Beach and Shore Club in Miami Beach, Florida.
(4)	United States Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Hudson, Morgans, Royalton, Mondrian SoHo, Mondrian Los Angeles, Clift, Delano South Beach, Mondrian South Beach and Shore Club. Ames is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013, and Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM.
(5)	The Company has no International Comparable Hotels for the periods ended September 30, 2014 and 2013. Sanderson and St Martins Lane in London are non-comparable, as they both were under major renovation during the first three quarters of 2014. Mondrian London, which opened on September 30, 2014, is also non-comparable. Delano Marrakech is non-comparable for the periods presented as the hotel was no longer managed by the Company effective November 12, 2013. Additionally, Hotel Las Palapas in Mexico is non-comparable, as this hotel is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company.
(6)	System-Wide Comparable Hotels include all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the periods ended September 30, 2014 and 2013 exclude Sanderson and St Martins Lane in London, which both were under renovations during the first three quarters of 2014, Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM, Mondrian London, which opened on September 30, 2014, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which the Company no longer manages effective November 12, 2013, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

Selected Hotel Operating Statistics	( In Actual Dollars)			( In Constant Dollars, if different)			( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change	2014	2013	Change
BY OWNERSHIP
Owned Comparable Hotels (1)
Occupancy	90.5%	88.5%	2.3%				88.4%	85.3%	3.6%
ADR	$256.40	$256.90	-0.2%				$262.37	$261.71	0.3%
RevPAR	$232.04	$227.36	2.1%				$231.94	$223.24	3.9%
Joint Venture Comparable Hotels (2)
Occupancy	78.6%	76.4%	2.9%				82.7%	82.5%	0.2%
ADR	$290.06	$279.00	4.0%				$305.71	$293.15	4.3%
RevPAR	$227.99	$213.16	7.0%				$252.82	$241.85	4.5%
Managed Comparable Hotels (3)
Occupancy	77.8%	77.6%	0.3%				80.7%	79.7%	1.3%
ADR	$283.61	$270.27	4.9%				$302.70	$292.28	3.6%
RevPAR	$220.65	$209.73	5.2%				$244.28	$232.95	4.9%
System-wide Comparable Hotels
Occupancy	84.6%	83.1%	1.8%	84.6%	83.1%	1.8%	85.1%	83.1%	2.4%	85.1%	83.1%	2.4%
ADR	$269.25	$264.22	1.9%	$269.25	$264.22	1.9%	$281.20	$276.01	1.9%	$281.20	$276.01	1.9%
RevPAR	$227.79	$219.57	3.7%	$227.79	$219.57	3.7%	$239.30	$229.36	4.3%	$239.30	$229.36	4.3%
Owned Hotels
Hudson
Occupancy	94.9%	93.2%	1.8%				90.5%	88.0%	2.8%
ADR	$232.50	$233.71	-0.5%				$221.46	$225.96	-2.0%
RevPAR	$220.64	$217.82	1.3%				$200.42	$198.84	0.8%
Delano South Beach
Occupancy	57.7%	59.8%	-3.5%				72.4%	68.4%	5.8%
ADR	$391.87	$402.10	-2.5%				$503.70	$508.83	-1.0%
RevPAR	$226.11	$240.46	-6.0%				$364.68	$348.04	4.8%
Clift
Occupancy	97.2%	92.4%	5.2%				91.9%	87.9%	4.6%
ADR	$268.49	$262.41	2.3%				$257.06	$244.73	5.0%
RevPAR	$260.97	$242.47	7.6%				$236.24	$215.12	9.8%

(1)	Owned Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Hudson, Delano South Beach, and Clift in San Francisco.
(2)	Joint Venture Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Mondrian South Beach and Mondrian SoHo. Ames is non-comparable for the periods presented as effective April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel. Shore Club is non-comparable for the periods presented as effective December 30, 2013, the Company no longer had a meaningful ownership interest in the hotel. Prior to December 30, 2013, the Company owned Shore Club through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 7%. The Company continues to manage Shore Club.
(3)	Managed Comparable Hotels for the periods ended September 30, 2014 and 2013 consist of Morgans, Royalton, Shore Club, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Sanderson and St Martins Lane in London, which both were under renovations during the first three quarters of 2014, Mondrian London, which opened on September 30, 2014, Delano Marrakech, which was no longer managed by the Company effective November 12, 2013, Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company, and Ames, which was no longer managed by the Company effective July 17, 2013.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

The Company believes that EBITDA is a useful financial metric to assess its operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between the Company and its competitors. Given the significant investments that the Company and its joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. The Company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (“Adjusted EBITDA”) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because it believes the Company’s core business model is that of an owner and operator of hotels and food and beverage venues, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of our assets. The Company excludes the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses, such as costs associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

•	Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, including the March 2014 corporate office termination plan and proxy contests, and gains or losses on asset disposals as part of major renovation projects or restructuring;

•	Development costs, including transaction costs related to the acquisition or termination of projects, internal development payroll and other costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•	Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures. To the extent that economic conditions do not continue to improve, the Company may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which the Company expects to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of the Company’s assets; and

•	Gains recognized on asset sales, as the Company believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its assets. In addition, the Company believes material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

The Company also makes an adjustment to EBITDA for hotels in which its percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on its actual ownership. In this respect, the Company’s method of calculating Adjusted EBITDA may change from prior quarters, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

The Company believes Adjusted EBITDA provides management and its investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of its core on-going operations and is used extensively during its annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. The Company’s presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the Company’s results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of the Company’s liquidity. The Company compensates for these limitations by providing the relevant disclosure of its depreciation, interest and income tax expense, capital expenditures and other items in its reconciliations to its financial measures under U.S. GAAP and/or in its consolidated financial statements, all of which should be considered when evaluating its performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing the Company’s operating performance, you should not consider this data in isolation, or as a substitute for the Company’s net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Net loss attributable to Morgans Hotel Group Co.	$(10,143)	$(10,328)	$(43,997)	$(37,753)
Interest expense, net	12,984	11,585	41,917	34,434
Income tax expense	122	105	351	541
Depreciation and amortization expense	6,811	7,114	21,894	20,535
Proportionate share of interest expense from unconsolidated joint ventures	1,156	1,766	3,444	6,622
Proportionate share of depreciation expense from unconsolidated joint ventures	257	552	1,182	1,856
Net loss attributable to noncontrolling interest	(25)	(271)	(98)	(1,104)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(1,331)	(2,523)	(4,130)	(7,064)

EBITDA	9,831	8,000	20,563	18,067
Other non operating expenses	824	810	1,950	1,289
Other non operating expense from unconsolidated joint ventures	263	725	1,481	1,457
Restructuring and disposal costs	1,145	1,799	12,369	7,951
Development costs	564	971	3,928	2,368
Impairment loss on receivables from managed hotels and unconsolidated joint venture	—	167	—	5,942
Stock based compensation expense	348	1,255	3,096	3,552
Gain on asset sales	(2,005)	(2,005)	(6,015)	(6,015)

Adjusted EBITDA	$10,970	$11,722	$37,372	$34,611

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2014	2013	Change	2014	2013	Change
Hudson	$6,547	$5,648	16%	$13,907	$12,607	10%
Delano South Beach	1,745	1,287	36%	13,956	11,510	21%
Clift	2,915	2,717	7%	6,341	5,595	13%

Owned Comparable Hotels (2)	11,207	9,652	16%	34,204	29,712	15%
Mondrian South Beach - Joint Venture	(386)	(456)	-15%	106	277	-62%
Mondrian SoHo - Joint Venture	733	781	-6%	1,878	1,724	9%
Shore Club (3)	—	(84)	-100%	—	192	-100%
St Martins Lane food and beverage (4)	—	(238)	-100%	—	(238)	-100%
Sanderson food and beverage (4)	—	(40)	-100%	—	(146)	-100%
Las Vegas restaurant leases (5)	1,008	862	17%	3,267	1,630	100%
Ames (6)	—	—	0%	—	(95)	-100%

Other Hotel and F&B EBITDA	1,355	825	264%	5,251	3,344	257%
Total Hotel and F&B EBITDA	$12,562	$10,477	20%	$39,455	$33,056	19%

(1)	For joint venture hotels, represents the Company’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects the Company’s comparable owned hotels.
(3)	Effective December 30, 2013, the Company no longer had a meaningful ownership interest in Shore Club. Prior to December 30, 2013, the Company owned Shore Club through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 7%. The Company continues to manage Shore Club.
(4)	The Company owned 100% of the food and beverge joint venture entity which leased and operated all food and beverage venues located at Sanderson and St Martins Lane. MHG continued to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner. Effective January 1, 2014, the Company transferred all of its ownerhship interest in the food and beverage venues at St Martins Lane to the hotel owner. The Company will continue to manage the transferred food and beverage venues. The Company continues to lease and operate certain food and beverage venues at Sanderson. Amounts presented represent the respective hotels’ food and beverage EBITDA, after management fees.
(5)	Reflects EBITDA from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas which the Company acquired in August 2012. The three venues were re-concepted and renovated and opened in December 2012, February 2013 and July 2013, respectively.
(6)	On April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2014	2013	Change	2014	2013	Change
Hudson	$17,676	$17,360	2%	$47,443	$47,016	1%
Delano South Beach	4,036	4,289	-6%	19,324	18,440	5%
Clift	8,936	8,301	8%	23,993	21,847	10%

Total Owned Hotels	$30,648	$29,950	2%	$90,760	$87,303	4%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2014	2013	Change	2014	2013	Change
Hudson	$22,067	$21,311	4%	$60,999	$57,461	6%
Delano South Beach	7,759	8,072	-4%	35,813	34,456	4%
Clift	11,736	11,596	1%	33,099	31,606	5%

Total Owned Hotels	$41,562	$40,979	1%	$129,911	$123,523	5%

Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
ASSETS:
Property and equipment, net	$281,316	$292,629
Goodwill	66,572	66,572
Investments in and advances to unconsolidated joint ventures	10,492	10,492
Cash and cash equivalents	96,284	10,025
Restricted cash	16,234	22,144
Accounts receivable, net	15,388	18,384
Related party receivables	3,811	3,694
Prepaid expenses and other assets	7,962	10,409
Deferred tax asset, net	78,896	78,758
Investment in TLG management contracts, net	19,376	23,702
Other assets, net	35,937	34,398

Total assets	$632,268	$571,207

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$673,638	$560,751
Accounts payable and accrued liabilities	38,642	41,627
Deferred gain on asset sales	127,403	133,419
Other liabilities	13,866	13,891

Total liabilities	853,549	749,688
Redeemable noncontrolling interest	4,606	4,953
Commitments and contingencies
Total Morgans Hotel Group Co. stockholders’ deficit	(226,279)	(183,924)
Noncontrolling interest	392	490

Total deficit	(225,887)	(183,434)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$632,268	$571,207